EXHIBIT 10.7

[*] Refers to confidential portions of document omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, and filed separately with the Commission.

                   MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT (this "Agreement") is effective as of the 20th day of May 2000 between Igene Biotechnology, Inc. of 9110 Red Branch Road, Columbia, Maryland 21045-2024
("Igene") and Fermic, S.A. de C.V., Reforma No. 873-
Iztapalapa, 09850 Mexico D.F., Mexico ("Fermic").

                          RECITALS

Igene owns patents, patents pending and proprietary know-how concerning microbial and biochemical processes by which the astaxanthin-producing yeast, Phaffia rhodozyma, is grown and processed to yield a dried yeast product ("AstaXin(R)") containing the pigment astaxanthin.

Igene wishes to produce AstaXin(R) in commercial quantities and, in order to do so, requires access to a facility with adequate fermentation capacity and a trained labor force.

Fermic owns and operates a fermentation plant in Mexico City
(the "Facility") which has the capacity and the labor force required to produce a sufficient quantity of AstaXin(R) for commercialization.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

                  ARTICLE I.   DEFINITIONS

As used in this Agreement, the following terms shall have the meanings specified in this Article I:

"Acquirer of Igene" - a person or entity who purchases substantially all or all of Igene's assets relating to the production of AstaXin(R) or more than 50% of the stock of Igene.

"AstaXin(R)" - as defined in the first recital.

"Auxiliary  Equipment" - [ * ].

"[ * ]" - [ * ].

"Equipment" - fermentors and Auxiliary Equipment used to produce AstaXin(R).

"Facility" - as defined in the third recital.

"Know-How" - all confidential information, know-how and data not disclosed in a published patent, whether or not patentable, relating to the Patented Process, the Microorganism and AstaXin(R) including, without limitation, the [ * ].

"[ * ]" - [ * ].

                           -Page 1-

"Operations Manual" - the detailed written operations manual prepared by Igene describing the process for manufacturing
AstaXin(R), as the same may be modified from time to time by Igene and communicated to Fermic.

"Patents" - means the patents and patent applications set out in Exhibit A and any patent or patents issuing therefrom or thereon, any patents and patent applications based on improvements to the patent and patent applications set out in Exhibit A, including foreign patents claiming priority under patent conventions, the inventions claimed thereby and any continuations or continuations in party, reissues, substitutions or divisions thereof.

"Patented Process" - means the process for manufacturing
AstaXin(R) covered by one or more of the claims of Patents.

"Proprietary Information" - any information, drawings, manuals and other documents transmitted or communicated directly or indirectly on behalf of the disclosing party to the receiving party and marked confidential or proprietary and any information or data orally described as confidential or proprietary or which the receiving party has reason to believe is such. Proprietary Information may include, without limitation, information relating to the disclosing party's business and activities, product research and development, marketing plans or techniques, client lists, and any scientific or technical information, design, process, procedure, formula, or know-how (whether or not patentable). The Know-How, including the Operations Manual, and the [ * ] are Proprietary Information of Igene.


       ARTICLE II.  AGREEMENT TO MANUFACTURE; LICENSE

2.1 Subject to the terms and conditions of this Agreement, Fermic agrees to manufacture AstaXin(R) at the Facility during the term of this Agreement according to the Operations Manual and such other processes as may be communicated by Igene to Fermic from time to time, using the [ * ], the Patented Process and the Know-How provided by Igene.

2.2 Igene hereby grants to Fermic an exclusive right and license (the "License") during the term of this Agreement only, to use the Patented Process, the [ * ] and the Know-How for the purpose of manufacturing AstaXin(R).
     Fermic shall retain exclusivity and this license for the duration of this agreement up to [ * ] cubic meters of fermentation capacity, as long as Fermic is able to supply the production quantities required by Igene within a reasonable time agreed to by both parties and Fermic is not otherwise in breach of this Agreement. Any additional fermentation capacity beyond [ * ] cubic meters shall be negotiated by both parties. Except as otherwise agreed upon by the parties pursuant to Article XI, all AstaXin(R) manufactured by Fermic shall belong to Igene and (a) Fermic may not produce AstaXin(R) or any related or derivative product other than for or on behalf of Igene, and (b) no right, express of implied, is granted by this Agreement to Fermic to use in any manner the trademark "AstaXin(R)" or any other trade name of Igene in connection with the performance of this Agreement.

                           -Page 2-

2.3 Fermic shall obtain and maintain all required licenses, certifications and approvals necessary to authorize and permit (a) the import of the [ * ] and any Auxiliary Equipment purchased by Igene into Mexico (b) the manufacture of AstaXin(R) at the Facility and (c) the delivery and export of the AstaXin(R) manufactured under this Agreement from Mexico. Applications for such licenses, certifications and approvals will be made in the name of Igene (except for the license, if any, required to manufacture AstaXin(R)) and Fermic will furnish to Igene copies of all such documentation promptly after its creation. Igene shall be responsible for obtaining any licenses or permits required for export of the [ * ] from the United States to Mexico.

                  ARTICLE III.  PRODUCTION

3.1 Fermic shall (a) provide the Equipment, laboratory facilities and labor at the Facility necessary to manufacture and store the AstaXin(R) and (b) be responsible for purchasing and supplying raw materials used in the manufacture of AstaXin(R) (other than the [ * ] and the [ * ] which shall be supplied by Igene); provided, however, that Igene reserves the right to provide Fermic, at Igene's expense, with any raw materials required in the manufacture of AstaXin(R).

3.2 The Equipment and laboratory facilities to be used by Fermic must be acceptable to Igene and no changes shall be made to the Equipment and facilities used in the manufacture of AstaXin(R) unless approved in advance by Igene (except in an emergency and then only for the duration of the emergency).

3.3 Fermic acknowledges that once manufactured, AstaXin(R) must be kept refrigerated until shipment to Igene's customers. Fermic agrees, therefore, to provide refrigeration capacity sufficient for storage of up to 45 days of production of AstaXin(R) and will, if necessary, rent refrigeration equipment at Fermic's cost to provide such storage at the Facility.

3.4 Fermic agrees to assign a technical representative acceptable to Igene to act as liaison with Igene. Fermic warrants that the Equipment, the laboratory facilities and the Facility will be maintained in good and operable condition and that Fermic will retain a trained work force adequate to manufacture AstaXin(R) under this Agreement in amounts required by Igene notwithstanding any obligations it might have to third parties. [ * ]. Fermic does represent and warrant, however, that it will follow the Operations Manual and other procedures communicated to Fermic by Igene from time to time in the manufacture of AstaXin(R).

3.5 Fermic shall have sole responsibility for compliance with all environmental laws and regulations applicable to the Facility and the manufacture of AstaXin(R) and for disposal of wastes in compliance with law and Igene shall have no liability to Fermic or others in connection with the disposal of wastes from the Facility or noncompliance with such environmental laws or regulations. Fermic agrees to indemnify and hold Igene harmless from and against any and all fines, penalties, costs, fees (including attorneys' fees) and other expenses arising out of or relating to any

                           -Page 3-

     pending or threatened claim, action, lawsuit, administrative or arbitration or other proceeding relating to environmental laws, regulations or other environmental matters.

3.6 Fermic agrees to package and ship the AstaXin(R) in such packaging, volumes and to such Igene customers as Igene shall instruct. All shipping and any other directly related costs actually incurred by Fermic in connection with packaging and shipping the AstaXin(R) shall be invoiced separately to Igene which shall pay the amounts due within 30 days of receipt of the invoice. Fermic agrees to arrange for insurance, to be billed to Igene in accordance with the previous sentence, covering each shipment of AstaXin(R), in an amount not less than the full commercial value of the AstaXin(R), for the full duration of the shipping.

3.7  [ * ].

3.8 Fermic shall be responsive to Igene requests to overcome equipment deficiencies, make modifications as necessary, and to perform maintenance in a timely manner to insure the efficiency of the production process.

3.9  [ * ].

3.10 [ * ].

               ARTICLE IV.  MANUFACTURING FEES

4.1 As compensation to Fermic for manufacturing, storing, and labor involved in packaging and handling the AstaXin(R), and for all of its other services under this Agreement, Igene shall pay Fermic a rental fee of $USD[ * ] per cubic meter of fermentation capacity per month, as may be reduced in accordance with Section 4.8 below.

                           -Page 4-

4.2 In addition to cash compensation, Fermic shall be entitled to receive [ * ] shares of Igene common stock for each kilogram of astaxanthin (pure basis) in the AstaXin(R) produced and delivered under this Agreement, such stock to be issued to Fermic quarterly beginning September 30, 2000, up to a maximum of 20 million shares in the aggregate. In the event of a material breach of this Agreement by Igene which Igene has not cured within 15 business days following written notice of such breach, Fermic shall have the option of purchasing any or all of the unearned 20 million shares for a price of $.20 per share. If Igene is acquired by a company (Acquirer) that opts to discontinue this manufacturing contract, Fermic will also be entitled to purchase the unearned Igene shares at $.20 per share and receive payment for these shares from the Acquirer on the same basis as the other Igene shareholders. On the other hand, if the Acquirer opts to continue this manufacturing contract, and if Fermic has exercised its option to purchase the unearned shares, then Fermic's unearned shares and the proceeds from the sale of these shares will be placed in escrow and distributed as earned per this Manufacturing Agreement.

     Fermic represents and warrants that it is an "accredited investor" within the meaning of Rule 501 promulgated under the United States Securities Act of 1933, as amended, and agrees to execute and deliver to Igene a Certificate of Accredited Investor evidencing such status simultaneously with the execution and delivery of this Agreement.

4.3 Prior to delivery of the [ * ]th kilo of AstaXin(R), Fermic shall be compensated in accordance with Section
     4.1 and 4.2 above. Once Fermic has completed the manufacture and delivery of [ * ] kilos of astaxanthin
     (pure basis), the monthly rental fee for each cubic meter of fermentation capacity shall be as follows:

     (a) US$[ * ] per cubic meter of capacity per month for each cubic meter of capacity provided in excess of [ * ] cubic meters but less than or equal to [ * ] cubic meters per month;

     (b) US$[ * ] per cubic meter of capacity per month for each cubic meter of capacity provided in excess of [ * ] but less than [ * ] cubic meters of capacity per month; or

     (c) US$[ * ] per cubic meter of capacity per month for each cubic meter of capacity provided up to [ * ] cubic meters of capacity per month
          (minimum capacity provided shall be [ * ] cubic meters).

     (d) Monthly rental fee for each cubic meter of fermentation capacity in excess of [ * ] cubic meters will be negotiated by both parties.

4.4 Igene will reimburse Fermic for the actual cost of raw materials used in the manufacture of AstaXin(R).
     Fermic will make every attempt to locate and obtain raw materials, including [ * ], at the lowest price possible. Igene reserves the right to purchase its own raw materials should it choose to do so.

4.5 Payment of the manufacturing fees shall be made monthly in advance on the first business day of each month by wire transfer to the account designated by Fermic. The cost of raw materials shall be invoiced monthly by Fermic and paid by Igene within 30 days of receipt of the invoice.

                           -Page 5-

4.6 There will be no additional payments from Fermic to Igene for the purchase of the Auxiliary Equipment for use by Fermic at the Facility which was part of the Agreement between Igene and Fermic dated 24 June 1997, unless Fermic breaches this Agreement. Fermic acknowledges that Igene (i) has lent Fermic funds totaling $500,000 at an interest rate of 10% per annum to permit Fermic to purchase certain Equipment (the "Loan"), and that the loan account balance as of July 1, 2000 is $206,780; and (ii) purchased certain additional Equipment having an original purchase price of $267,464 and provided the same to Fermic (the "Purchased Equipment"). In the event of a breach of this Agreement by Fermic, Fermic shall (i) pay the amount then owed Igene pursuant to the Loan in accordance with the amortization schedule attached to this Agreement; and (ii) shall either pay Igene for the Purchased Equipment in an amount equal to the then-applicable amount shown on the depreciation schedule attached to this Agreement, or permit Igene to enter the Facility to reclaim and remove any or all Purchased Equipment. At the expiration of this Agreement, provided no breach by Fermic, the Auxiliary Equipment will be fully owned by Fermic.

4.7 It is understood that Fermic will be responsible for future capital investments needed to increase the actual production capacity up to [ * ] cubic meters. Any investments to increase capacity beyond [ * ] cubic meters will be negotiated by both parties.

4.8 If at any time during the term of this Agreement production of AstaXin(R) is stopped or delayed because of one or more problems with or due to unavailability of the Equipment or the Facility, or for holidays, vacations or periods of routine maintenance, or because Fermic has failed to follow the Operation Manual or other procedures communicated to Fermic, there will be a pro rata reduction in the rental fee proportionate to the duration of the stoppage or delay. Igene may either credit the reduction against the rental payment due immediately following restoration of production or request direct reimbursement. Fermic shall pay Igene any reimbursement due within thirty (30) days of request by Igene.

4.9 The monthly rental fee per cubic meter of fermentation capacity will be adjusted annually starting June 1, 2003 based on the change in the US Consumer Price Index
     (CPI) over the previous year. The first adjustment will be made on June 1, 2003, based on any change in the CPI from June 1, 2002.

                 ARTICLE V.  CONFIDENTIALITY

5.1 Except as specifically provided by this Agreement, (a) Fermic shall not acquire any right, title or interest in the Patents, the [ * ] or the Know-How, (b) Fermic shall use the Patents, the Know-How and any [ * ] in its possession solely in accordance with its rights and licenses hereunder and not for any other purpose, and (c) Igene shall not acquire any right, title or interest in the Proprietary Information of Fermic.

5.2  From and after the date hereof and for a period of five
     (5) years from the date of expiration or termination of this Agreement, each party agrees to hold in confidence all Proprietary Information of the other and not to use or disclose the same to any third party.

                           -Page 6-

5.3 Each party will restrict disclosure of and access to the other's Proprietary Information and the [ * ] to the minimum number of its employees necessary to carry out the purposes of this Agreement and each party will use its best efforts, including efforts fully commensurate with those employed by it for the protection of its own confidential or proprietary information, to protect the other's Proprietary Information disclosed to it and the [ * ] pursuant to this Agreement.

5.4 The parties agree that these confidentiality obligations do not apply to the following:

     o Information which appears in issued patents or printed publications in integrated form or which otherwise is or becomes generally known in the trade through no fault of the receiving party;

     o Information which the receiving party can show by dated records was in its possession prior to the disclosure thereof to it by the disclosing party; or

     o Information which comes into a party's possession from a third party without breach of any obligation to the other party to maintain the confidentiality of the information.

5.5 Notwithstanding the foregoing, a party may disclose the other's Proprietary Information to the extent such disclosure is reasonably necessary to comply with government regulations or the order of any court of competent jurisdiction, provided that it gives the other party reasonable advanced notice of the pending disclosure and uses its best efforts to secure confidential treatment of the information required to be disclosed.

5.6 The provisions of this Article V shall not relieve the parties of their obligations under the Confidentiality
     Disclosure Agreement dated April 24, 1997.

   ARTICLE VI. INFRINGEMENT INDEMNITY; WARRANTY DISCLAIMER

6.1 Igene shall indemnify and hold Fermic harmless against any liability for infringement of any patents owned by others on the basis of the manufacture by Fermic of AstaXin(R) for Igene under this Agreement. The defense, settlement, adjustment or compromise of any claim or suit for which Igene becomes obligated under this indemnity shall be in the sole control of Igene. Fermic may, if it desires, employ counsel at its own expense.

6.2  EXCEPT FOR THE WARRANTY OF NON-INFRINGEMENT AS TO WHICH
     THE INDEMNITY IN SECTION 6.1 IS PROVIDED, [ * ].

                           -Page 7-

             ARTICLE VII:  TERM AND TERMINATION

7.1 Unless earlier terminated pursuant to Sections 7.2 or 7.3, this Agreement shall terminate on May 20, 2006.

7.2 If the [ * ] is not producing a yield that is acceptable to Igene, or if Fermic is unable to manufacture the AstaXin(R) at the Facility for any reason, including force majeure, for a period of in excess of 30 calendar days, Igene may terminate this Agreement by providing Fermic with written notice of such termination, such termination to be effective
     30 days after such notice is delivered. Upon such termination, neither party shall have any further obligation to the other except payment for amounts due the other obligations existing as of the date of termination and obligations arising after the date of termination under those Articles and Sections of the Agreement that specifically survive its termination or expiration.

7.3 Either party shall have the right (but not the obligation), by giving written notice to the other, to terminate this Agreement upon the happening of any of the following events:

     o The other party defaults in the performance or observance of any agreement contained in this Agreement and such default is not cured within 30 days of notice thereof from the non-defaulting party.

     o The other party admits in writing its inability to pay its debts generally as they become due, files or consents to the filing against it of a petition under bankruptcy or any insolvency or similar law; appoints or consents to the appointment of a receiver of itself of all or a substantial part of its property; becomes subject to a court order under which all or a substantial part of its property is under the control and custody of a court; is subject to an involuntary filing against it of a petition under bankruptcy or other insolvency law; or is in a circumstance substantially similar in character to any of the above.

7.4 Upon termination of this Agreement for any reason, each party shall promptly return or destroy all Proprietary Information of the other. Without limiting the foregoing, Fermic shall return or destroy all [ * ] and [ * ].
     Each party shall certify in writing to the other that it has fully complied with this Section 7.4.

7.5 The following Articles and Sections shall survive termination or expiration of this Agreement: ARTICLE V
     (Confidentiality), ARTICLE VI (Indemnity; Warranty
     Disclaimer), Section 7.4 (return or destruction of
     Proprietary Information); Section 10.3 (independent contractor relationship); Section 10.6 (governing law);
     Section 10.7 (dispute resolution); and Section 10.9 (mutual indemnification).

           ARTICLE VIII.  RISK OF LOSS; INSURANCE

8.1 Fermic shall bear the risk of loss of the AstaXin(R) while the AstaXin(R) is stored at the Facility and at all times prior to shipment by Fermic pursuant to Section 3.6 hereof under a contract of insurance meeting the requirements of Section 3.6 hereof. If the AstaXin(R) is damaged or destroyed or its value impaired ([ * ])

                           -Page 8-

     while Fermic bears the risk of loss, Fermic shall reimburse Igene for amounts paid for the fermentation capacity associated with such damaged, destroyed or impaired AstaXin(R) and, if Igene has paid for any raw materials used in the production of such AstaXin(R), Fermic shall reimburse Igene for the amount so paid for such raw materials. As between Fermic and Igene, the risk of loss shall pass to Igene upon shipment of the AstaXin(R) by Fermic in accordance with
     Section 3.6.

8.2 Fermic shall maintain in continuous force insurance against loss or damage of the Equipment ([ * ]), the Facility, all raw materials (other than the [ * ]), work in process, and the AstaXin(R) while it is stored at the Facility from all casualty risks and all other risks usually insured against by persons operating a similar business. Fermic will authorize its insurance carrier to provide a certificate of insurance to Igene verifying such insurance coverage. In the event of any casualty loss to Auxiliary Equipment purchased by Igene and installed at the Facility prior to payment by Fermic, Fermic hereby assigns to Igene the right to collect insurance proceeds up to the amount still owed by Fermic. In the event of any casualty loss to the AstaXin(R), Fermic hereby assigns to Igene the right to collect insurance proceeds for such loss or damage to the extent the loss or damage to the AstaXin(R) is covered by insurance maintained by Fermic.

8.3 Igene shall maintain in continuous force insurance against loss of or damage to the [ * ].

                 ARTICLE IX.  FORCE MAJEURE

9.1 Except as specifically provided in Section 9.2, no failure or omission to carry out or to observe any of the terms, provisions or conditions of this Agreement shall give rise to any claim by one party against the other, or be deemed to be a breach of this Agreement, if such failure or omission is caused by one or more of the following: war (whether or not declared and whether or not the United States is a participant) or hostilities; acts of the public enemy or belligerents; sabotage; blockade, revolution, insurrection, riot or disorder; expropriation, requisition, confiscation or nationalization; embargoes; export or import restrictions or rationing or allocation, whether imposed by law, decree or regulation or by voluntary cooperation of industry at the instance or request of any governmental authority or organization owned or controlled by any government or person purporting to act therefor; interference by, or restriction or onerous regulation imposed by, any governmental authority to whose jurisdiction the party is subject; act of God; fire; earthquake; storm; epidemics; quarantine; strikes, lockouts or other labor disturbances; or explosion.; or any other event, matter or thing wherever occurring, and whether or not of the same class or kind as those set forth above which, by exercise of due diligence, the party concerned is unable to overcome.

9.2 A party affected by an actual or potential force majeure situation shall promptly notify the other party of such situation. Igene shall not be required to pay Fermic a rental fee and shall be entitled to a refund for any rental fee already paid for any period in excess of 24 hours that the Equipment then being used to manufacture AstaXin(R) or

                           -Page 9-

     the Facility is not in operation. Any refund may be, at Igene's option, in the form of a set-off against future rental fees.

                  ARTICLE X.  MISCELLANEOUS

10.1 Any notice to be given under this Agreement shall be in writing and delivered by a recognized overnight courier service, addressed as follows:

     If to Fermic to it at:               If to Igene to it at:

     Fermic, S.A. de C.V.                 Igene Biotechnology, Inc.
     Reforma No. 873 - Iztapalapa         9110 Red Branch Road
     09850 Mexico D.F., Mexico            Columbia, Maryland 21045-2024
     Attention: Mr. Alessandro Falzoni    Attention: Stephen F. Hiu, Ph.D.

     Telephone:     011-525-656-1644      Telephone:     1-410-997-2599
     Facsimile:     011-525-656-1542      Facsimile:     1-410-730-0540

10.2 Failure of either party to insist upon strict observance of or compliance with all of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance in the future or compliance with the other terms hereof.

10.3 This Agreement shall not be deemed to establish the relationship of principal and agent, master and servant or a partnership or joint venture of any kind between Fermic and Igene, and neither party shall be liable for any act of or failure to act by the other party except as expressly provided in this Agreement. Without in any way limiting the foregoing, Fermic will be responsible for any liability derived from the labor relationship with its employees and in no case nor under any circumstances shall Igene be considered a direct or substitute employer of Fermic or any of Fermic's employees. Fermic agrees to indemnify Igene from any claims demands, liabilities, suits, costs and expenses (including reasonable attorneys' fees) of any kind or nature whatsoever arising out of claims that Igene has liability with respect to Fermic's employees, whether such claims, demands, liabilities or suits are of a civil, commercial, labor, fiscal or other nature. This provision shall survive termination of this Agreement.

10.4 Except as expressly stated herein, this Agreement constitutes the entire understanding and supersedes all prior agreements between the parties hereto with respect to the subject matter hereof. The provisions herein shall not be extended or modified except by written agreement between Fermic and Igene.

10.5 In the event that any provision of this Agreement shall be held to be unenforceable, invalid or otherwise indefinite, the balance of this Agreement shall continue in full force and effect, unless the severance of the portions held unenforceable would reasonably frustrate the commercial purposes of this Agreement, in which case, reasonable efforts will be made to reform this Agreement to achieve such commercial purposes.

                           -10-

10.6 This Agreement is written in the English language and shall be construed accordingly. This Agreement shall be construed under the laws of the state of Maryland, U.S.A.
     without reference to conflict of law principles.

10.7 The parties will use their best efforts to resolve by negotiation any dispute, controversy or claim which may arise in connection with this Agreement. In the event the parties cannot directly resolve such dispute, controversy or claim, the parties agree to be bound by arbitration to occur in New York, New York. The arbitration is to be conducted in English by a single arbitration acceptable to both parties in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration decision shall be binding and non-appealable.

10.8 This Agreement may not be assigned by Fermic without the prior written consent of Igene. This Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the parties.

10.9 The parties have agreed to execute this Agreement and acknowledge that there are no known issues or problems under the laws of Mexico that might impact the structure, terms or conditions of the transactions contemplated hereby. In the event any such issues or problems arise, the parties agree to use good faith efforts to clarify or resolve all issues and problems in a manner that preserves to the fullest extent possible the intent of this Agreement as executed and avoids frustration of the commercial purposes hereof.


IN WITNESS WHEREOF the parties have caused this instrument to be executed in duplicate as of the year and day first above written.

FERMIC S.A. de C.V.                IGENE BIOTECHNOLOGY, INC.


By: /s/ Alessandro Falzoni         By: /s/ Stephen F. Hiu, Ph.D.
    ______________________             _________________________
    Director 	                     President


Date: December 21, 2000            Date: December 18, 2000

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